No. 16774073

Trademark Registration Certificate

Huiyingren

Registrant Benefactum Alliance Business Consultant (Beijing) Co., Ltd.

Address of registrant Room 1105, 1106, 10/F, Building 1, No.6 Danleng Street, Haidian District, Beijing

Registration date June 14, 2016 Valid until June 13, 2026

Director General	License-issuing authority

No. 16774073

Approved use of products/Service items

Class 36: Installment loans; capital investment; financial loans; financial evaluation (insurance, banking, real estate); financial service; financial management; mortgage loan; financial analysis; financial consultation; fund investment (end)